EX-99.B(d)(17)

Schedule A

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

INTECH Investment Management LLC

(f/k/a Enhanced Investment Technologies, LLC)

Dated August 28, 2003, as amended, September 30, 2005, February 24, 2006, March 30, 2009, June 25, 2010 and January 4, 2011

SEI INSTITUTIONAL INVESTMENTS TRUST

Large Cap Disciplined Equity Fund

Large Cap Diversified Alpha Fund

International Equity Fund

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

INTECH Investment Management LLC

(f/k/a Enhanced Investment Technologies, LLC)

Dated August 28, 2003, as amended, September 30, 2005, February 24, 2006, March 30, 2009, June 25, 2010 and January 4, 2011

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI INSTITUTIONAL INVESTMENTS TRUST

Large Cap Disciplined Equity Fund and Large Cap Diversified Alpha Fund

Large Cap Disciplined Equity Fund	X.XX% of the first $XX billion of assets and X.XX% of the assets in excess of $X billion.

Large Cap Diversified Alpha Fund	X.XX%

International Equity Fund

The fee schedule below will be applied to the sum of the average daily value of the Assets of the SEI Institutional Investments Trust International Equity Fund and the average daily value of the Assets of any other global-international equity SEI mutual fund or account (each a “Global-International Equity Fund”, collectively the “Global-International Equity Funds”) to which the Sub-Adviser may now or in the future provide investment advisory/sub-advisory services.  Each Global-International Equity Fund will be responsible for its pro rata portion of the total fee determined pursuant to this paragraph based on the relative values of the average daily Assets of the Global-International Equity Funds managed by Sub-Adviser (as set forth below).

X.XX% per annum of the average daily value of the Assets on the first $XX million

X.XX% per annum of the average daily value of the Assets on the next $XX million

X.XX% per annum of the average daily value of the Assets on the next $XX million

X.XX% per annum of the average daily value of the Assets on the next $XX million

X.XX% per annum of the average daily value of the Assets over $XX billion

As of the effective date of this Schedule B the Global-International Equity Funds are as follows:

•                  SEI Institutional Investments Trust International Equity Fund;

•                  SEI Institutional International Trust International Equity Fund;

•                  SEI Canada EAFE Equity Fund;

•                  SEI Global Investments Fund plc The SEI Global Unconstrained Alpha Equity Fund; and

•                  SEI Global Master Fund plc the SEI Global Developed Markets Equity Fund

Agreed and Accepted:

SEI Investments Management Corporation	INTECH Investment Management LLC

By:	By:

/s/ Greg McIntire	/s/ Justin B. Wright

Name:	Name:

Greg McIntire	Justin B. Wright

Title:	Title:

Vice President	Senior Vice President, General Counsel